WWC, P.C. CERTIFIED PUBLIC ACCOUNTANTS

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in this Registration Statement on Form S-8 of Ohmyhome Limited of our report dated April 27, 2023, with respect to our audits of consolidated financial statements of Ohmyhome Limited and its subsidiaries (collectively the "Company") as of December 31, 2021 and 2022 and for each of the years in the three-year period ended December 31, 2022, which appears in Ohmyhome Limited's Annual Report on Form 20-F dated April 27, 2023 and in Form F-1 dated December 11, 2023.

WWC, P.C.

San Mateo, California
December 12, 2023

WWC, P.C.
Certified Public Accountants
PCAOB ID: 1171

2010 PIONEER COURT, SAN MATEO, CA 94403 TEL.: (650) 638-0808 FAX.: (650) 638-0878
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